FOR IMMEDIATE RELEASE	Exhibit 99.1

POSITIVE 12-MONTH DATA ON BIOCARDIA’S INVESTIGATIONAL CARDIAMP CELL THERAPY SYSTEM FOR HEART FAILURE PRESENTED AT AMERICAN HEART ASSOCIATION SCIENTIFIC SESSIONS 2018

CHICAGO and SAN CARLOS, Calif. – November 12, 2018 – BioCardia®, Inc. [OTC: BCDA], a leader in the development of comprehensive solutions for cardiovascular regenerative therapies, today announced positive 12 month data for the roll-in cohort of its pivotal CardiAMP™ Heart Failure Trial studying the investigational CardiAMP Cell Therapy System in adult patients experiencing heart failure following a heart attack. The results were presented today by Peter Johnston, MD, of Johns Hopkins Medical Center at the American Heart Association Scientific Sessions 2018.

CardiAMP cell therapy uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally-invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The CardiAMP Heart Failure Trial is the first multicenter clinical trial of a stem cell therapy to prospectively screen for stem cell therapeutic potency in order to improve patient outcomes.

At the primary endpoint of exercise capacity at 12 months, the 10-patient roll-in cohort of the trial showed clinically meaningful improvement, walking an average of 46.4 meters more than baseline (N=10), although the improvement was not considered statistically significant (p=0.063). Eight of the 10 patients experienced improvement in their exercise capacity. This improvement is more than triple the average improvement over baseline reported in the CardiAMP-treated arm of the Phase II TAC-HFT-MNC trial, and greater than the average improvement seen in a number of pivotal trials for implantable cardiac resynchronization therapy (CRT) to treat heart failure.

In the secondary efficacy endpoint of quality of life, patients showed a clinically meaningful improvement of 9.8 points relative to baseline, which was not statistically significant (p=0.331) in the small cohort. Seven of the 10 patients reported better quality of life after CardiAMP treatment. This was a greater improvement over baseline than was seen in the Phase II TAC-HFT-MNC trial of CardiAMP therapy.

The secondary efficacy endpoints of superiority relative to major adverse cardiac events (MACE) and survival were not possible to assess in this roll-in cohort as there is no control arm specific to this cohort. However, it has been previously reported that there were no treatment emergent major adverse cardiac events in this group at 30 days, while there was one MACE event due to a hospitalization at nine months. All MACE has not been adjudicated at this time. In addition, all patients from this cohort were alive and out of hospital at 12 months.

Echocardiographic core lab measures of cardiac function in the roll-in cohort at 12 months showed statistically significant improvement in total wall motion score (5.9 points, p=0.014). Improvement was also seen in left ventricular ejection fraction of 4.1 percent (N=10, p=0.181) and left ventricular end systolic volume (2.5 ml, p=0.502), which were not statistically significant in this small cohort.

“While the roll-in cohort captured in this data is a small portion of what will be the full enrollment, these 12 month results for the trial’s primary and pre-specified secondary endpoints are promising,” said Amish Raval, MD, of the University of Wisconsin at Madison, co-principal investigator of the trial. “Showing trends towards improvement in the major measures important to patients – exercise capacity, quality of life through symptom relief, and heart function – is a significant achievement for a cell therapy for the heart.”

The CardiAMP Heart Failure Trial is currently enrolling patients at leading cardiovascular centers across the United States. Study subjects must be diagnosed with New York Heart Association (NYHA) Class II or III heart failure as a result of a previous heart attack. For more information, please visit www.cardiamp.com.

The ongoing multi-center, double-blinded, randomized (3:2), sham-controlled pivotal CardiAMP Heart Failure Trial is expected to enroll 260 patients at up to 40 centers nationwide. The trial’s primary efficacy endpoint is Six Minute Walk distance at 12 months’ post-treatment, a measure of a patient’s exercise capacity, and incorporates the impact of MACE and other clinically meaningful events. Secondary efficacy endpoints include quality of life as measured by the Minnesota Heart Failure Quality of Life self-assessment, and superiority relative to MACE and survival. The national co-principal investigators are Dr. Raval and Carl Pepine, MD, of the University of Florida, Gainesville.

About BioCardia

BioCardia, Inc., headquartered in San Carlos, California, is developing regenerative biologic therapies to treat cardiovascular disease. CardiAMP and CardiALLO cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ Biotherapeutic Delivery System and the Morph® steerable guide and sheath catheter portfolio. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and clinical support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction.

Forward Looking Statements
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, the intended outcomes of our trials, the efficacy and safety of our products and therapies, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans and overall market conditions. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2018, including those under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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